Exhibit 14.1
GNC CORPORATION AND GENERAL NUTRITION CENTERS, INC.
AMENDED AND RESTATED
CODE OF ETHICS
FOR DIRECTORS, EXECUTIVE OFFICERS,
AND SENIOR FINANCIAL OFFICERS
(Adopted to be effective as of October 17, 2006)
GNC Corporation (“GNC”) and General Nutrition Centers, Inc. (“Centers” and, collectively, the “Company”) is committed to conducting our business in accordance with applicable laws, rules, and regulations and the highest standards of business conduct, and to full and accurate financial disclosure in compliance with applicable law. This Amended and Restated Code of Ethics for Directors, Executive Officers, and Senior Financial Officers (the “Code of Ethics”) is applicable to the Company’s directors, executive officers (including, without limitation, the Company’s Chief Executive Officer and Chief Financial Officer), and the Company’s Controller and other persons performing similar senior financial functions (together, “Senior Officers”), and sets forth specific policies to guide you in the performance of your duties. (This Code of Ethics expressly supersedes the Code of Ethics for Chief Executive Officer and Senior Financial Officers previously adopted by the Company.)
As a Senior Officer, you must not only comply with applicable law, you also must engage in and promote honest and ethical conduct. You must also abide by the GNC Code of Ethical Business Conduct (the “Code of Ethical Business Conduct”) distributed annually and applicable to all directors, members of management, and employees of the Company and the Company’s direct and indirect subsidiaries, and other Company policies and procedures that govern the conduct of our business. Your leadership responsibilities include creating a culture of ethical business conduct and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.
The Code of Ethical Business Conduct is expressly incorporated into this Code of Ethics by reference. To the extent of any conflict between this Code of Ethics and the Code of Ethical Business Conduct, the provisions of this Code of Ethics shall control.
Compliance with Laws, Rules, and Regulations and Code of Ethics
You are required to comply with the laws, rules, and regulations that govern the conduct of our business. If you know of or suspect a violation of applicable laws, rules, or regulations or this Code of Ethics, you must immediately report that information to the Chief Legal Officer, any member of the Audit Committee of the Board of Directors of GNC and/or Centers (collectively, the “Audit Committee”) and/or any director of the Company. No one will be subject to retaliation because of a good faith report of a suspected violation.
Violations of this Code of Ethics may result in disciplinary action, up to and including discharge or termination of service. The Audit Committee shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code of Ethics.

Conflicts Of Interest
Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. No Senior Officer shall make any investment, accept any position or benefits, participate in any transaction or business arrangement, or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Officer makes full disclosure of all facts and circumstances to, and obtains the prior written approval of, the Chief Legal Officer, chairperson of the Audit Committee, and/or the Board of Directors of GNC and/or Centers (collectively, the “Board”), and is otherwise in compliance with the Code of Ethical Business Conduct.
Corporate Opportunities
     Senior Officers are prohibited from (1) personally benefiting from or taking for themselves personally opportunities that are discovered through the use of Company property, information, or position, (2) using Company property, information, or position for personal gain, and (3) directly or indirectly competing with the Company. Senior Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Protection and Proper Use of Company Assets
     Company assets, including its proprietary information, are to be used to advance the Company’s business. Each Senior Officer must safeguard our property from loss or theft and may not take Company property for personal use. Our property includes confidential information, software, computers, office equipment, and supplies. Each Senior Officer must appropriately secure all of our property within the Senior Officer’s control to prevent its unauthorized use. Using our computers or communications systems to access or distribute personal and/or non-business related information, data, or graphics is strictly prohibited, except for incidental, personal use, which may not detract from the time requirements of anyone’s job responsibilities and must conform to all guidelines of acceptable use. All electronic information transmitted, received, or contained in our information systems is our property and as such is to be used solely for job-related purposes. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Senior Officers must report immediately any suspected incident of fraud or theft.
Disclosures
It is Company policy to make full, fair, accurate, timely, and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy and to abide by Company standards, policies, and procedures designed to promote compliance with this policy.
Waivers or Amendments
There shall be no waiver of any part of this Code of Ethics, except as specifically permitted by this Code of Ethics.

Any request for a waiver must be submitted in writing and must include a detailed description of the transaction, details, and circumstances for which the waiver is requested. Any request for a waiver made by a Senior Officer must be submitted to the Audit Committee. The determination by the Audit Committee whether or not to grant the waiver shall be final and binding. Generally, the granting of waivers is discouraged.
A waiver of, or amendment to, this Code of Ethics will be promptly disclosed as required by law, including the rules and regulations promulgated by the SEC.
Administration and Reporting Ethical Violations
The Board has delegated to the Audit Committee the authority to administer, interpret, and enforce this Code of Ethics. The Audit Committee will review and reassess the adequacy of this Code of Ethics annually and recommend any proposed changes to the Board.
Senior Officers must consult with the Audit Committee (1) about observed illegal or unethical behavior and/or violations of this Code of Ethics, (2) about observed accounting or auditing concerns, or (3) when in doubt about the best course of action in a particular situation.
No Rights Created
This Code of Ethics is a statement of certain fundamental principles, policies, and procedures that govern the Senior Officers in the conduct of the Company’s business. It is not intended to and does not create any rights for any employee, vendor, supplier, customer, contractor, competitor, stockholder, or any other third party.

CERTIFICATION OF COMPLIANCE
I have read the attached GNC Corporation and General Nutrition Centers, Inc. Amended and Restated Code of Ethics for Directors, Executive Officers, and Senior Financial Officers and the GNC Corporation Code of Ethical Business Conduct. I have familiarized myself with all policies and procedures contained therein.
I hereby certify that I am in compliance with all provisions of the Code of Ethics and the Code of Ethical Business Conduct except for the following matters (if none, state “none”):

I further certify that, I have provided written disclosure of all matters that must be disclosed.

Senior Officer Signature

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